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                                                              Exhibit 5.1

                                March 18, 1998


Board of Directors
BSM Bancorp
2739 Santa Maria Way
Santa Maria, California 93456

         Re: BSM BANCORP COMMON STOCK

Gentlemen:

         We are acting as counsel for BSM Bancorp in connection with the Registration under the Securities Act of 1933, as amended (the "Act"), of a maximum of 7,170,947 shares of Common Stock, no par value (the "Shares") of BSM Bancorp, a California corporation. A registration statement on Form S-4 (the "Registration Statement") will be filed under the Act with respect to the offering of the shares. Based upon the examination of such instruments, documents and records as we deem necessary, including the Registration Statement, we are of the opinion that;

         1. BSM Bancorp has been duly incorporated and is validly existing under the laws of the State of California.

         2. The shares of BSM Bancorp, to be offered by BSM Bancorp, have been duly authorized and, when issued after such time as the Registration Statement becomes effective under the Act, will be legally issued, fully paid, and nonassessable under the laws of the State of California.

         Consent is hereby given to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Opinions" in the Exhibits to the Registration Statement.


                                       Very truly yours,


                                       /s/ LOREN P. HANSEN
                                       _________________________________
                                        Loren P. Hansen of
                                         Knecht & Hansen

LPH/bk